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                      [MORGAN, LEWIS & BOCKIUS LETTERHEAD]


                                            February 28, 1996


The Torray Fund
6610 Rockledge Drive
Suite 450
Bethesda, MD  20817

                 Re:      The Torray Fund

Ladies and Gentlemen:

                 The Torray Fund (the "Fund") is a business trust organized under the laws of the Commonwealth of Massachusetts with its principal place of business in Bethesda, Maryland. The Fund is an open-end diversified management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the "1940 Act"). This opinion relates to units of beneficial interest ("shares") of the Fund, without par value, sold in reliance upon Rule 24f-2 during its fiscal year ended December 31, 1995, the registration of which is made definite by the filing of the attached Notice.

                 We have reviewed all proceedings taken by the Fund in connection with the offer and sale of the shares which have been offered under a Prospectus included as part of the Fund's Registration Statement on Form N-1A, as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act.

                 We are of the opinion that such shares, when sold and issued in return for the payment described in the Fund's Registration Statement, were legally issued, fully paid and non-assessable by the Fund.

                                             Very truly yours,


                                             /s/ MORGAN, LEWIS & BOCKIUS LLP



cc:      Mr. William M Lane
         Ms. Marianna Doyle